PARTNERSHIP INTEREST
                           PURCHASE AGREEMENT
                    (Eastridge Mall, Casper, Wyoming)

      THIS AGREEMENT made and entered into as of the ______ day of June, 1995, by and among CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV, an Illinois limited partnership ("Seller") and PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP, a Maryland limited partnership ("Buyer").
                             R E C I T A L S
      A. Seller and the parties specified in Exhibit "A" attached hereto and made a part hereof (collectively, the "Price Group") constitute the sole partners in "EAST RIDGE DEVELOPMENT COMPANY", a Utah limited partnership (the "Partnership") formed and existing pursuant to that certain partnership agreement described on Exhibit "B" attached hereto and made a part hereof (the agreement and amendments so described, together with all other amendments or modifications entered into prior hereto, being herein collectively called the "Partnership Agreement"). Except as otherwise set forth herein, all terms used in a defined manner herein shall have the meanings set forth for such terms in the Partnership Agreement.
      B. The Partnership is the owner of a certain shopping center located in Casper, Wyoming and commonly known as "Eastridge Mall" (the "Business Property").
      C. Seller desires to sell, and Buyer desire to purchase, all of Seller's interest in the Partnership in the manner hereinafter set forth.
      NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:
      1.    Purchase and Sale Transactions.
      A. Sale of Partnership Interest. For the purchase price and on the terms and conditions hereinafter set forth, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the interest of Seller in the Partnership, as such interest is described in the Partnership Agreement, including, but not limited to, Seller's interest in the capital and profits and losses of the Partnership. The Partnership interests to be purchased by Buyer (in the percentages hereinafter set forth) as aforesaid are herein called the "Acquired Partnership Interest".
      B. Purchase Price. The parties agree that the payments to be made in connection with the transactions contemplated herein have been calculated on the basis of a deemed value for the assets of the Partnership of $24,075,000. The Partnership is the obligor under the "Existing Loan", and the Business Property is currently encumbered by, among other matters, the "Existing Loan Documents" (as such terms are hereinafter defined). The deemed value of the assets of the Partnership in excess of the outstanding balance of the Existing Loan is deemed attributable entirely to the Acquired Partnership Interest as a result of the provisions of the Partnership Agreement. The Existing Loan is to be paid off and, together with the Existing Loan Documents, discharged by or on behalf of the Partnership concurrently with, and as a condition to, the closing of the transactions hereunder. Except as to such Existing Loan, Buyer shall acquire the Acquired Partnership Interest subject to all of the other obligations and liabilities of the Partnership existing as of the Closing Date. Based upon the foregoing, and as consideration for the transactions hereunder, Buyer shall pay the sum of $24,050,000, as adjusted by the prorations and credits specified herein, payable as follows:
            (1) Escrow Deposit. Concurrently herewith, Buyer shall deliver a bank or cashier's check or other good funds in the amount of $500,000 to First American Title Insurance Company, National/Commercial Division, at its offices at 338 East 400 South, Salt Lake City, Utah 84111 (Attention: Cindy Lund), which company, in its capacity as escrow holder hereunder, is called "Escrow Holder"). The proceeds of such check or other good funds shall be deposited and held by Escrow Holder as a deposit against the payments due Seller hereunder in accordance with the terms and provisions of this Agreement. As used herein, the term "Escrow Deposit" shall mean the foregoing $500,000 deposit, together with all interest thereon. At all times in which the Escrow Deposit is being held by the Escrow Holder, the Escrow Deposit shall be invested by Escrow Holder in the following investments ("Approved Investments"): (i) United States Treasury obligations, (ii) United States Treasury-backed repurchase agreements issued by a major national money center banking institution reasonably acceptable to Seller, or (iii) such other manner as may be reasonably agreed to by Seller and Buyer. The Escrow Deposit shall be disposed of by Escrow Holder only as provided in this Agreement. Seller and Buyer agree to promptly execute such additional escrow instructions as may be required by Escrow Holder provided the same are consistent with the terms of this Agreement and are otherwise reasonably satisfactory to the parties.
            (2) Payoff of Existing Loan. An amount equal to the principal balance of the Existing Loan, together with all other sums due thereunder, shall be paid by Buyer on the Closing Date (and shall be utilized to pay off all such sums due under the Existing Loan and discharge the same). It shall be a condition precedent to the transactions hereunder that the Existing Loan be paid off without penalty, premium or other material fees in connection therewith.
            (3) Closing Payment Due Seller. An amount equal to the "Equity Amount" (as hereinafter defined), as adjusted by the application of the Escrow Deposit and other adjustments specified herein, shall be paid in cash on the "Closing Date", as hereinafter defined (the amount to be paid under this subparagraph B(3) being herein called the "Closing Payment").
      C.    Certain Definitions.
            (1) "Equity Amount", as used herein, means the amount by which $24,050,000 exceeds the principal balance of the "Existing Loan" as of the Closing Date. For example, assuming the Closing Date shall be June 30, 1995 (and the June 1 installment under the Existing Loan has been made), the Equity Amount is anticipated to be $861,621 (i.e., $24,050,000 minus the outstanding loan balance of approximately $23,188,379). If the Closing Date is extended by agreement of the parties into July, 1995 (and, the July 1 installment under the Existing Loan shall have been made), the Equity Amount is anticipated to be $887,077 (i.e., $24,050,000 minus the outstanding loan balance of approximately $23,162,923).
            (2) "Existing Loan", as used herein, means that certain loan in the original principal amount of $25,000,000 made to the Partnership by Aetna Life Insurance Company ("Existing Lender"), which loan is evidenced by that certain promissory note dated September 9, 1985, in the original amount of $25,000,000 given by the Partnership in favor of Existing Lender and secured by, among other matters, a Mortgage, Assignment of Rents and Security Agreement and an Assignment of Rents and Leases, each dated September 9, 1985, given by the Partnership in favor of Existing Lender (all such documents, together with all other documents or instruments evidencing or securing the Existing Loan, including any and all amendments thereto, are herein called the "Existing Loan Documents").
      2. Closing Procedure. The purchase of the Acquired Partnership Interest shall be consummated through a closing conference ("Closing Conference") which shall be held at Buyer's offices at 35 Century Park-Way, Salt Lake City, Utah. In order to facilitate the closing of the transactions hereunder, the parties will meet at a pre-closing conference commencing on June 27, 1995, with the intention to finalize the closing matters contemplated herein in a timely manner so as to cause the actual closing hereunder to occur on the Closing Date. As used herein, the "Closing Date" means an effective date as of June 30, 1995, or such earlier or later date as shall be hereafter agreed upon by the parties hereto for the sale herein provided.
      A.    Delivery of Documents.
            (1) Escrow. On or before the Closing Date, the parties shall deliver to Escrow Holder the following: (1) by Seller, duly executed and acknowledged originals of an assignment and assumption of the Acquired Partnership Interest ("Assignment and Assumption of Partnership Interest") in the form of Exhibit "C" attached hereto and made a part hereof, and
(2) by Buyer, duly executed and acknowledged originals of the Assignment and Assumption of Partnership Interest, together with the Closing Payment and the amounts necessary to discharge the Existing Loan as herein provided in immediately available federal funds. Such deliveries shall be made pursuant to escrow instructions ("Escrow Instructions") to be executed among Buyer, Seller and Escrow Holder in form reasonably acceptable to such parties in order to effectuate the intent hereof. The conditions to the closing of such escrow shall include the Escrow Holder's receipt of the Assignment and Assumption of Partnership Interest, the Closing Payment and a notice from each of Buyer and Seller authorizing Escrow Holder to close the transactions as contemplated herein (each of Buyer and Seller being obligated to deliver such authorization notice at the Closing Conference as soon as it is reasonably satisfied that the other party is in a position to deliver the items to be delivered by such other party under subparagraph B below).
      B. Delivery to Parties. Upon the satisfaction of the conditions set forth in the Escrow Instructions, then (x) the Assignment and Assumption of Partnership Interest shall be delivered to both Seller and Buyer by Escrow Holder, (y) the Closing Payment (and the Escrow Deposit) shall be delivered by Title Company to Seller and the amounts necessary to pay-off the Existing Loan delivered by the Title Company to the Existing Lender, and (z) at the Closing Conference, the following items shall be delivered:
            (1) Seller Deliveries. Seller shall deliver to Buyer the following:
                 (a) Duly executed and acknowledged certificates regarding the "non-foreign" status of Seller;
                 (b) A certificate of Seller ("Seller Closing Certificate") updating the representations and warranties contained in paragraph 4A hereof to the Closing Date and noting any changes thereto; and
                 (c) Evidence reasonably satisfactory to Buyer and Title Company respecting the due organization of Seller and the due authorization and execution of this Agreement and the documents required to be delivered hereunder.
            (2) Buyer Deliveries. Buyer shall deliver to Seller the following:
                 (a)   A certificate of Buyer ("Buyer Closing
Certificate") updating the representations and warranties contained in paragraph 4B hereof to the Closing Date and noting any changes thereto;
                 (b) Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and
                 (c) Any other documents or instruments required to be delivered by Buyer hereunder (including the release and indemnity specified in paragraph 6A hereof, and the release from the Existing Lender if required hereunder).
      C. Partnership Amendments. Seller and Buyer shall execute and deliver such amendments to the Partnership Agreement and the Certificate of Limited Partnership of the Partnership and such other Partnership documents as may be reasonably required to effectuate the sale of Seller's interest in the Partnership as contemplated herein. Buyer shall cause all other members of the Price Group which may be necessary to sign such documents to execute and deliver the same.
      D. Prorations and Adjustments. All items of income and expense in connection with the ownership and operation of the Business Property shall be prorated on the Closing Date, computed as of the Closing Date, to allocate the income and expenses of the Partnership between the Partnership as it was constituted immediately prior to the sale of the Acquired Partnership Interest hereunder and the Partnership as it is constituted immediately following the sale of the Acquired Partnership Interest hereunder. In addition, Seller shall be entitled to receive an amount equal to the aggregate amount of any capital profits, losses, distributions and other sums or proceeds which may have accrued in favor of Seller under the Partnership Agreement prior to the Closing Date.
      E.    Calculations of Proration Amount and Seller Accrual Amount.
The adjustments under subparagraph D above shall be determined on the basis of a written statement or statements prepared and approved by Buyer and Seller prior to the Closing Conference. Buyer and Seller shall determine the manner in which such are to be calculated, in a fair, equitable and reasonable manner. Seller and Buyer shall cooperate with each other in good faith in connection with the determinations and computations required hereunder. In the event any prorations, credits, apportionments or computations made under subparagraph D above shall prove to be incorrect for any reason, then each of Seller and Buyer shall be entitled to an adjustment to correct the same, provided that any party entitled to such adjustment make written demand on such other party from whom it is entitled to such adjustment within one year after the Closing Date. Any item which cannot be finally prorated or determined because of the unavailability of information shall be tentatively prorated or determined on the basis of the best data then available and reprorated after the information is available.

In connection therewith, after the Closing Date Buyer shall continue to provide Seller reasonable access to all books and records of the Partnership and to all other financial information as may be reasonably required in connection with the foregoing determinations. Notwithstanding the foregoing, Buyer and Seller hereby agree that, for ease of administration and other reasons, they will work in good faith to attempt to determine a final closing amount which will encompass all prorations, credits and other determinations to be made under this section, such that no post-closing adjustments for such items will be required.
      F. Closing Costs. Subject to the brokerage provisions of paragraph 9 below, Buyer shall pay all closing costs in connection with the transactions contemplated in this Agreement, including all documentary, filing, recording, conveyance, transfer, intangible and other taxes, if any, recording or filing charges for any instruments or documents which may be recorded or filed, if any, all title, survey or escrow fees, if any. Buyer shall pay its own legal fees, as well as the legal fees of Seller, in connection with the transactions contemplated herein; provided, however, Buyer shall not be obligated to pay more than $25,000 towards Seller's legal fees and such reimbursement obligation shall not include any legal fees of Seller incurred in connection with any litigation between Seller and Buyer which may arise in connection with this Agreement.
      3. Profits and Losses of the Partnership Prior to Closing; Tax Returns. Subject to the provisions set forth in paragraph 2E above, the parties confirm that profits and losses of the Partnership for the period from January 1, 1995 through the Closing Date shall be allocated for tax reporting purposes pursuant to the applicable provisions of the Partnership Agreement. Buyer will cooperate with Seller in providing and preparing such information and items as may be required in order to timely prepare and deliver tax returns and other similar items after the Closing Date (and, in connection therewith, after the Closing Date Buyer shall continue to provide Seller reasonable access to all books and records of the Partnership and to all other financial information as may be reasonably required in connection with such determinations).
      4.    Representations and Warranties.
      A. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:
            (1) Except as set forth in subparagraphs A(2) through A(7) below, the sale of the Acquired Partnership Interest is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied, or otherwise, including, but not limited to, any representation or warranty concerning title to the Business Property, the physical condition of the Business Property (including, but not limited to, the condition of the soil or the improvements), the environmental condition of the Business Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Business Property), the compliance of the Business Property with applicable laws and regulations (including, but not limited to, zoning and building codes or the status of development or use rights respecting the Business Property), the financial condition of the Business Property or the Partnership or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Partnership or the Business Property or any part thereof. Buyer acknowledges that Buyer is an existing partner in the Partnership, and is also the manager of the Business Property pursuant to its existing management agreement with the Partnership, as owner. Buyer acknowledge that, except as to matters specifically set forth in subparagraphs A(2) through A(7) below, Buyer will acquire its Acquired Partnership Interest solely on the basis of (a) its own physical and financial examination of the Business Property and (b) information and knowledge in its possession. As a result of its existing interest in the Partnership and the Business Property, Buyer is not relying upon, and has no need to rely upon, any knowledge or information in the possession of Seller with respect to any of the foregoing matters except as set forth herein.
            (2) Seller is a corporation, duly organized, validly and in good standing existing under the laws of the State of Illinois.
            (3) Seller is duly authorized, qualified and licensed under any and all applicable laws, regulations, ordinances and orders to do all things required of it, under and in connection with this Agreement.
            (4) Seller has the right, power and authority to enter into and perform the terms of this Agreement and to consummate the transactions contemplated hereby.
            (5) This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are (or, in the case of agreements, instruments and documents executed as of the Closing Date, will be as of the Closing Date) duly authorized, executed and delivered by, and binding upon, Seller.
            (6) Seller owns the Acquired Partnership Interest, free and clear of any and all security interests, rights, options, claims and demands (other than any security interests and rights granted under the Partnership Agreement) of any person claiming by, through or under Seller, but not otherwise.
            (7) Seller has no knowledge that Seller has received any written notice on behalf of the Partnership from any governmental authority claiming that the Business Property is in violation of applicable laws (including environmental laws) or from any tenant at the Business Property claiming that the Partnership is in breach of such tenant's lease with respect thereto, which notices were received by Seller independently from Buyer (or an affiliated or related entity) and as to which Buyer (or an affiliated or related entity) has not otherwise been advised or otherwise has no knowledge. As used herein, the term "knowledge" as to Seller means the knowledge of James M. Whittington and Brian Ellison (such knowledge being deemed to be only the actual knowledge of such individuals without any duty to investigate).
      B. Representations and Warranties of Buyer. Buyer hereby represent and warrant to Seller as follows:
            (1) Buyer is a limited partnership, duly organized and validly existing under the laws of the State of Maryland.
            (2) Buyer has the right, power and authority to enter into and perform the terms of this Agreement and to consummate the transactions contemplated hereby.
            (3) This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer is (or, in the case of agreements, instruments and documents executed as of the Closing Date, will be as of the Closing Date) duly authorized, executed and delivered by, and binding upon, Buyer.
            (4) The interest of Buyer in the Partnership, as such interest is described in the Partnership Agreement, is owned by Buyer free and clear of any and all security interests, rights, options, claims and demands (other than any security interests, rights and options granted to Seller under the Partnership Agreement) of any person claiming by, through or under Buyer.
      5.    Additional Conditions.
      A. Additional Conditions to Buyer's Obligations. In addition to the conditions provided in other provisions of this Agreement, Buyer's obligations hereunder are conditioned on the following:
            (1) Performance by Seller. The due performance by Seller of each and every undertaking and agreement to be performed by it hereunder (including, but not limited to, the delivery of the items specified in paragraph 2 hereof) and the truth of each representation and warranty made in this Agreement by Seller at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date.
            (2) Absence of Seller Bankruptcy/Dissolution Event. That at no time on or before the Closing Date shall any of the following ("Seller Bankruptcy/Dissolution Event") have been done by, against or with respect to Seller or any partner in Seller: (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other appointment of a trustee or receiver of any property interest, (b) an assignment for the benefit of creditors, (c) an attachment, execution or other judicial seizure of a substantial property interest, (d) the taking of, failure to take or submission to any action indicating (after reasonable investigation) an inability to meet its financial obligations as they accrue, or (e) a dissolution.
            (3) Title Insurance. The issuance by First American Title Insurance Company (which company, in its capacity as title insurer hereunder, is called the "Title Company") of a title insurance policy satisfying the requirements set forth in Exhibit D" attached hereto and made a part hereof.
      B. Additional Conditions to Seller's Obligations. In addition to the conditions provided in other provisions of this Agreement, Seller's obligations hereunder are conditioned on the following:
            (1) Performance by Buyer. The due performance by Buyer of each and every undertaking and agreement to be performed by it or any member thereof (including, but not limited to, the delivery of the items specified in paragraph 2 hereof) and the truth of each representation and warranty made in this Agreement by Buyer at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date.
            (2) Absence of Buyer Bankruptcy/Dissolution Event. That at no time on or before the Closing Date shall any of the following ("Buyer Bankruptcy/Dissolution Event") have been done by, against or with respect to Buyer: (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law, (b) the appointment of a trustee or receiver of any property interests, (c) an assignment for the benefit of creditors, (d) an attachment, execution or other judicial seizure of a substantial property interest, (e) the taking of, failure to take or submission to any action indicating (after reasonable investigation) an inability to meet his or its financial obligations as they accrue, or (f) a dissolution.
      C. Outside Date. In the event that for any reason the sale and purchase herein provided shall not be consummated on or before July 30, 1995, then any party may at any time thereafter, by written notice to the other parties, terminate this Agreement and the obligations of the parties hereunder; provided, however, that such termination shall not release any party from liability for breach of this Agreement. Time is of the essence with respect to the provisions of this paragraph 5C.
      6.    Indemnification.
      A. Indemnification by Buyer and the Partnership. As of the Closing Date, Buyer, on behalf of itself, the Partnership as it is constituted after the closing hereunder, shall hold harmless, indemnify and defend Seller from and against all claims, rights, demands, obligations, liabilities, costs and expenses (including reasonable attorneys' fees) of any kind or nature arising from and after the Closing Date and related to the Partnership Agreement, the Partnership, the Business Property or any of the "Collateral Agreements" (and Buyer, on behalf of itself, the Partnership as it is constituted after the Closing hereunder, shall release Seller from all such matters). Buyer will deliver to Seller on the Closing Date a release and indemnity agreement signed by Buyer, the Partnership (as it is constituted after the Closing Date), confirming the foregoing in form and substance reasonably satisfactory to Seller. In addition, Buyer shall hold harmless, indemnify and defend Seller from and against any loss or damage to Seller resulting from any inaccuracy in or breach of any representation and warranty of Buyer under this Agreement (or any agreement executed in connection herewith) or resulting from any breach or default by Buyer under this Agreement (or any agreement executed in connection herewith).
      B. Indemnification by Seller. Seller shall hold harmless, indemnify and defend Buyer from and against any loss or damage to Buyer resulting from any inaccuracy in or breach of any representation and warranty of Seller under this Agreement (or any agreement executed in connection herewith) or resulting from any breach or default by Seller under this Agreement (or any agreement executed in connection herewith).
As of the Closing Date, Seller shall release Buyer from all claims, rights, demands, obligations, liabilities, costs and expenses (including reasonable attorneys' fees) of any kind or nature arising prior to the Closing Date and related to the Partnership Agreement, the Partnership, the Business Property or any of the Collateral Agreements.
      C. General Indemnity Provisions. Each indemnity provided for under this Agreement shall be subject to the following provisions:
            (1) The indemnity shall cover the costs and expenses of the indemnities, including reasonable attorneys' fees, related to any actions, suits or judgments incident to any of the matters covered by such indemnity.
            (2) The indemnitee shall notify the indemnitor of any claim against the indemnitee covered by the indemnity within 30 days after it has notice of such claim, but failure to notify the indemnitor shall in no case prejudice the rights of the indemnitee under this Agreement unless the indemnitor shall be prejudiced by such failure and then only to the extent the indemnitor shall be prejudiced by such failure. Should the indemnitor fail to discharge or undertake to defend the indemnitee against such liability upon learning of the same, then the indemnitee may settle such liability, and the liability of the indemnitor hereunder shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including reasonable attorneys' fees, incurred by the indemnitee in effecting such settlement.
      D. Definition. As used herein, "Collateral Agreements" means the individual and collective agreements, instruments, documents and covenants entered into under or pursuant to or in connection with or concurrently with the Partnership Agreement and any amendment or amendments made at any time or times heretofore to any such agreements, instruments, documents or covenants.
      7. Successors and Assigns. Buyer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor's obligations hereunder, but such transferor shall not be released from its obligations hereunder); provided, however, Buyer may assign its interest in this Agreement to a limited partnership in which Buyer is the managing general partner and has not less than a 51% interest in capital and profits in such limited partnership. No consent given by Seller to any transfer or assignment of Buyer's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer's rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.
      8. DISPOSITION OF DEPOSITS. IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED BY REASON OF SELLER'S DEFAULT UNDER THIS AGREEMENT OR THE FAILURE OF SATISFACTION OF THE CONDITIONS DESCRIBED HEREIN, THEN THE ESCROW DEPOSIT SHALL BE RETURNED TO BUYER, AND NEITHER PARTY SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER; PROVIDED, HOWEVER, IF THE TRANSACTIONS HEREUNDER SHALL FAIL TO CLOSE SOLELY BY REASON OF SELLER'S DEFAULT, AND BUYER SHALL HAVE FULLY PERFORMED ITS OBLIGATIONS HEREUNDER AND SHALL BE READY, WILLING AND ABLE TO CLOSE, THEN BUYER SHALL BE ENTITLED TO SPECIFICALLY ENFORCE THIS AGREEMENT (BUT NO OTHER ACTION, FOR DAMAGES OR OTHERWISE, SHALL LIE). IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL NOT CLOSE BY REASON OF BUYER'S DEFAULT UNDER THIS AGREEMENT, THEN THE ESCROW DEPOSIT SHALL BE DELIVERED TO SELLER AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER AND IN CONNECTION WITH THIS AGREEMENT. IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL CLOSE, THE ESCROW DEPOSIT SHALL BE APPLIED AS A PARTIAL PAYMENT OF THE AMOUNTS DUE FROM BUYER HEREUNDER.
IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY HAS BEEN AND WILL CONTINUE TO BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER'S BREACH OR DEFAULT. IN THE EVENT THE SALE OF THE PROPERTY SHALL NOT BE CONSUMMATED ON ACCOUNT OF BUYER'S DEFAULT, THEN THE RETENTION OF THE ESCROW DEPOSIT SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF PARAGRAPH 18 HEREOF.


      Seller's Initials                 Buyer's Initials

    9. Brokers. Except for JMB Realty Corporation (whose fees shall be paid by Seller), Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then Seller shall indemnify and defend Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify and defend Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The indemnification obligations under this paragraph 10A shall survive the closing of the transactions hereunder or the earlier termination of this Agreement.
      10.   Limitation of Liability.
            (1) Notwithstanding anything to the contrary contained herein, if the closing of the transactions hereunder shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed $500,000.
            (2) No constituent partner in or agent of Seller, nor any advisor, trustee, member, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller (including, but not limited to, JMB Realty Corporation) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of Seller for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Seller or in any other constituent partner of Seller, nor any obligation of any constituent partner in Seller or in any other constituent partner of Seller to restore a negative capital account or to contribute capital to Seller or to any other constituent partner of Seller, shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner, (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligation to restore or contribute).
      11. Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement or any agreement executed by all the parties hereto in connection herewith.
      12. Survival. All warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the closing hereunder and the transfer and conveyance of the Acquired Partnership Interest hereunder and any and all performances hereunder.
      13. Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.
      14.   Time of the Essence.  Time is of the essence of this Agreement.

construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.
      16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Wyoming.
      17. Notices. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by personal delivery or by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

      To Buyer:

      35 Century Park-Way
      Salt Lake City, Utah  84115
      Attention:  Mr. G. Rex Frazier
                       and
                  David R. Sabey, Esq.

      To Seller:

      900 North Michigan Avenue
      19th Floor
      Chicago, Illinois  60611
      Attention:  Mr. James M. Whittington

      With Copy To:

      Pircher, Nichols & Meeks
      1999 Avenue of the Stars
      Suite 2600
      Los Angeles, California 90067
      Attention:  Real Estate Notices (GML)


Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.
      18. Legal Costs. Except as set forth in paragraph 4F above, the parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees, expenses and costs of investigation actually incurred.
The foregoing includes, but is not limited to, attorneys' fees, expenses and costs of investigation (including, without limitation, those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.
      19. Counterparts. This Agreement may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts, together, shall constitute but one agreement.
      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                       CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV, an Illinois limited partnership,

                       By    JMB REALTY CORPORATION,
                             a Delaware corporation,
                             General Partner


                             By: __________________________________
                             Name: ________________________________
                             Title: _______________________________
                                                          "Seller"



                       PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP, a Maryland limited partnership

                       By:   JP REALTY, INC.,
                             a Maryland corporation
                             General Partner


                             By:   ___________________________________
                                   Name:  ____________________________
                                   Title: ____________________________
                                                                  "Buyer"

                     ESCROW HOLDER'S ACKNOWLEDGEMENT



      The undersigned hereby executes this Agreement to evidence its agreement to act as Escrow Holder in accordance with the terms of this Agreement.


Date: ________________ FIRST AMERICAN TITLE INSURANCE COMPANY,
                             a ______________________________________


                             By:   ___________________________________
                                   Name: _____________________________
                                   Title: ____________________________
                                                          "Escrow Holder"





                              EXHIBIT LIST
               (Carillon Shopping Center; Houston, Texas)


      A     -    List of Existing Partners
      B     -    Description of Partnership Agreement
      C     -    Assignment of Partnership Interest
      D     -    Title Requirements


                               EXHIBIT "A"

                            EXISTING PARTNERS


General Partners:

      1. Carlyle Real Estate Limited Partnership-XV, an Illinois limited Partnership.

      2. Price Development Company, Limited Partnership, a Maryland limited partnership.

Limited Partners:

      East Ridge Mall Partnership, a Utah general partnership.

                               EXHIBIT "B"

                  DESCRIPTION OF PARTNERSHIP AGREEMENT


      First Amended and Restated Articles of Limited Partnership of East Ridge Development Company dated as of September 10, 1985, by and among Carlyle Real Estate Limited Partnership-XV ("Carlyle"), Price Development Company ("PDC") and certain limited partners specified therein, together with that certain First Amended Certificate of Limited Partnership of East Ridge Development Company dated as of September 10, 1985, Carlyle, PDC and certain limited partners specified therein.

                               EXHIBIT "C"

            ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTEREST

                    (Eastridge Mall; Casper, Wyoming)


      FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned, CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV, an Illinois limited partnership ("Seller"), hereby sells, transfers, assigns and conveys to PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP, a Maryland limited partnership ("Buyer"), all right, title and interest of Seller in East Ridge Development Company, a Utah limited partnership ("Partnership"), as such interest is described in that certain partnership agreement described in Exhibit "A" attached hereto and made a part hereof (such agreement together with all other amendments or modifications entered into prior hereto, being herein collectively called the "Partnership Agreement"), including (i) all of Seller's right, title and interest in the capital, profits and losses of the Partnership, and (ii) all of Seller's right, title and interest in and to all claims, rights and demands against third (3rd) parties arising from and after the Closing Date and related to the Partnership Agreement, the Partnership, the "Business Property", or any of the "Collateral Agreements" (as such terms are defined in the "Agreement" (as hereinafter defined)).

      This Assignment and Assumption is given pursuant to that certain agreement ("Agreement") dated as of June __, 1995, between the Seller and Buyer, providing for, among other things, the assignment of the partnership interests described herein. The covenants, agreements, and limitations (including, but not limited to, the limitations of liability provided in paragraph 10B of the Agreement) provided in the Agreement with respect to the property conveyed hereunder are hereby incorporated herein by this reference as if herein set out in full and shall inure to the benefit of and shall be binding upon Seller and Buyer, and their respective successors and assigns. Said partnership interests are conveyed "as is" without warranty or representation, except as expressly provided in (and subject to the limitations of) the Agreement.

      DATED:  As of June __, 1995.

                              CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV,
                                   an Illinois limited partnership

                                   By:  JMB REALTY CORPORATION,
                                        a Delaware corporation,
                                        General Partner

                                        By: _____________________
                                              Name: ______________
                                              Title: _____________

            As of this ____ day of June, 1995, Buyer hereby accepts the foregoing assignment of partnership interests assigned hereby and agrees to assume and discharge, in accordance with the terms thereof, all of the burdens and obligations of Seller thereunder, to the extent the same arise from and after the date hereof.


                                   PRICE DEVELOPMENT COMPANY, LIMITED
                                   PARTNERSHIP,
                                   a Maryland limited partnership

                                   By:  JP REALTY, INC.,
                                        a Maryland corporation
                                        General Partner

                                        By:   ______________________
                                              Name: ________________
                                              Title: _______________

                               Exhibit "A"

                  Description of Partnership Agreement



                               EXHIBIT "D"

                      TITLE INSURANCE REQUIREMENTS